KRONOS WORLDWIDE ANNOUNCES FOURTH QUARTER RESULTS

DALLAS, TEXAS…March 12, 2013… Kronos Worldwide, Inc. (NYSE:KRO) today reported a net loss for the fourth quarter of 2012 of $18.1 million, or $.16 per share, compared to net income of $85.8 million, or $.74 per share, in the fourth quarter of 2011.  For the full year of 2012, Kronos Worldwide reported net income of $218.5 million, or $1.89 per share, compared with $321.0 million, or $2.77 per share in 2011.  Comparability of the Company’s results for the fourth quarter periods was impacted by lower income from operations in 2012 principally due to lower average TiO2 selling prices, higher raw materials costs and lower production volumes in the fourth quarter of 2012, partially offset by higher sales volumes.  Comparability of the full year periods was impacted by lower income from operations in 2012, principally due to lower sales and production volumes and higher raw materials costs in 2012, partially offset by higher average TiO2 selling prices in 2012, as discussed further below.

Net sales of $396.8 million in the fourth quarter of 2012 were $40.6 million, or 9%, lower than in the fourth quarter of 2011.  Net sales of $1,976.3 million in the full year of 2012 were $33.0 million, or 2%, higher than in the full year 2011.  Net sales decreased in the fourth quarter of 2012 as compared to the fourth quarter of 2011 due to lower average TiO2 selling prices partially offset by higher sales volumes.  Net sales increased in the full year of 2012 primarily due to higher average TiO2 selling prices, partially offset by lower sales volumes.  The Company’s average TiO2 selling prices decreased 14% in the fourth quarter of 2012 as compared to the fourth quarter of 2011, and increased 10% for the full year as compared to 2011.  The Company’s average TiO2 selling prices at the end of 2012 were 17% lower than at the end of 2011 and were 10% lower than at the end of the third quarter of 2012.  TiO2 sales volumes in the fourth quarter of 2012 were 6% higher than in the fourth quarter of 2011, while sales volumes for the full year 2012 were 6% lower than in 2011.  Fluctuations in currency exchange rates also impacted net sales comparisons, decreasing net sales by approximately $12 million in the fourth quarter and approximately $82 million in the full year 2012 as compared to 2011.  The table at the end of this press release shows how each of these items impacted the overall change in sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) in the fourth quarter of 2012 was $4.7 million compared to segment profit of $145.9 million in the fourth quarter of 2011.  For the full year the Company’s segment profit was $373.8 million compared to $555.8 million in 2011.  Segment profit decreased in the fourth quarter of 2012 primarily due to the negative effects of lower average TiO2 selling prices, lower production volumes and higher raw materials costs, offset in part by the higher sales volumes.  Segment profit decreased in the full year of 2012 primarily due to lower sales and production volumes, higher raw materials costs and the unfavorable effects of unabsorbed fixed production costs resulting from reduced production volumes, partially offset by higher TiO2 selling prices.  Kronos’ TiO2 production volumes were 20% lower in the fourth quarter of 2012 as compared to the fourth quarter of 2011, and were 15% lower for the year.  During the fourth quarter of 2012, Kronos operated its facilities at approximately 80% of practical capacity primarily to align production and inventory levels to current and anticipated near-term customer demand levels.  Segment profit comparisons were also impacted by the effects of fluctuations in currency exchange rates, which decreased segment profit by approximately $9 million in the fourth quarter and by approximately $10 million for the year.

We recognized a $3.9 million securities transaction loss in the fourth quarter of 2012 on the sale, pursuant to a cash tender offer by a third party, of all of our shares of Titanium Metals Corporation (TIMET) common stock for $70.0 million.

As previously reported, in March 2011 we redeemed €80 million principal amount of Kronos International, Inc.’s 6.5% Senior Secured Notes due 2013, and in the third and fourth quarters of 2011, we repurchased in open market transactions an aggregate €40.8 million principal amount of the Senior Notes.  As a result of these redemptions and open market purchases, the Company's results in 2011 include a net charge of $3.1 million ($2.1 million, or $.02 per share, net of income tax benefit) consisting of the call premium, the write-off of unamortized deferred financing costs and original issue discount associated with the redeemed and purchased Senior Notes.   In June 2012, we entered into a new $400 million term loan, and used a portion of the net proceeds to redeem the remaining €279.2 million principal amount of Senior Notes outstanding.  As a result, we recognized a second quarter 2012 charge of $7.2 million ($4.7 million, or $.04 per share, net of income tax benefit) associated with the early extinguishment of such remaining Senior Notes.

In February 2013, we voluntarily prepaid an aggregate $290 million principal amount under the $400 million term loan, using $100 million of available cash as well as borrowings of $190 million under a new loan from Contran Corporation, our parent.  The loan from Contran provides for borrowings of up to $290 million, and contains terms and conditions substantially identical to the terms and conditions of the term loan, except that the loan from Contran is unsecured and contains no financial maintenance covenant.  After such prepayment, an aggregate $100 million principal amount remains outstanding under the term loan.

Our income tax provision in 2012 includes a net incremental tax benefit of $3.1 million.  As previously reported, we had determined during the third quarter of 2012 that due to global changes in the business the Company would not remit any dividends from our non-U.S. jurisdictions.  As a result, certain current year tax attributes were available for carryback to offset prior year tax expense and our provision for income taxes in the third quarter included an incremental tax benefit of $11.1 million.  However, as a result of a change in circumstances related to our sale and the sale by certain of our affiliates of their shares of TIMET common stock, which sale provided an opportunity for us and other members of our consolidated U.S. federal income tax group to elect to claim foreign tax credits, we determined that we could tax-efficiently remit non-cash dividends from our non-U.S. jurisdictions before the end of the year that absent the TIMET sale would not have been considered.  As a result, our provision for income taxes in the fourth quarter of 2012 includes incremental taxes on the non-cash dividends remitted in the fourth quarter of $8.0 million.  Our income tax provision in 2011 includes a provision for U.S. incremental income taxes on earnings repatriated from our German subsidiary of $17.2 million ($4.0 million in the fourth quarter), which earnings were used to fund a portion of the repurchases of our Senior Secured Notes.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said “We operated our production facilities at reduced rates for the majority of 2012 in response to weaker customer demand and global economic uncertainties.  If economic conditions improve in the various regions of the world during 2013, we expect demand for our TiO2 products will increase, and our sales volumes would be expected to be higher in 2013 as compared to 2012.  During 2013, we will continue to monitor current and anticipated near-term customer demand levels and align our production levels and inventories accordingly.  We experienced significantly higher costs for our raw materials such as feedstock ore and petroleum coke in 2012.  Although the cost of feedstock ore has moderated recently, such reductions have been inadequate to compensate for the decline in selling prices for our products.  As a result, the Company expects that it will implement increases in its selling prices during 2013 in order to adequately compensate for its raw material production costs.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our business;
•	Customer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion;
•	Changes in raw material and other operating costs (such as energy and ore costs);
•	Changes in the availability of raw materials (such as ore);
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2);
•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential consolidation of our competitors;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks);
•	Our ability to renew or refinance credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
•	Government laws and regulations and possible changes therein;
•	The ultimate resolution of pending litigation; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share and metric ton data)

	Three months		Year
	ended December 31,		ended December 31,
	2011	2012	2011	2012
	(Unaudited)

Net sales	$437.4	$396.8	$1,943.3	$1,976.3
Cost of sales	243.3	347.2	1,194.9	1,415.9

Gross margin	194.1	49.6	748.4	560.4

Selling, general and administrative expense	50.3	44.2	195.0	183.4
Other operating income (expense):
Currency transaction gains (losses), net	2.6	(.5)	3.0	(1.0)
Other expense, net	(.6)	(.3)	(.9)	(2.5)
Corporate expense	(2.5)	(3.5)	(9.0)	(13.9)

Income from operations	143.3	1.1	546.5	359.6

Other income (expense):
Trade interest income	.1	.1	.3	.3
Other interest and dividend income	2.4	2.3	6.7	8.7
Securities transaction losses, net	(.6)	(3.9)	(.6)	(3.9)
Gain (loss) on prepayment of debt, net	.1	-	(3.1)	(7.2)
Interest expense	(6.5)	(6.7)	(32.7)	(26.7)

Income (loss) before income taxes	138.8	(7.1)	517.1	330.8

Income tax expense	53.0	11.0	196.1	112.3

Net income (loss)	$85.8	$(18.1)	$321.0	$218.5

Net income (loss) per basic and diluted share	$.74	$(.16)	$2.77	$1.89

Weighted-average shares used in the
calculation of net income (loss) per share	115.9	115.9	115.9	115.9

TiO2 data - metric tons in thousands:
Sales volumes	97	102	503	470
Production volumes	141	113	550	469

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
(In millions)
(Unaudited)

	Three months		Year
	ended December 31,		ended December 31,
	2011	2012	2011	2012

Segment profit	$145.9	$4.7	$555.8	$373.8
Adjustments:
Trade interest income	(.1)	(.1)	(.3)	(.3)
Corporate expense	(2.5)	(3.5)	(9.0)	(13.9)

Income from operations	$143.3	$1.1	$546.5	$359.6

IMPACT OF PERCENTAGE CHANGE IN SALES
(Unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2012 vs. 2011	2012 vs. 2011

Percentage change in sales:
TiO2 product pricing	(14)%	10%
TiO2 sales volume	6%	(6)%
TiO2 product mix	2%	2%
Changes in currency exchange rates	(3)%	(4)%

Total	(9)%	2%